Ex 99.1

Silverleaf Resorts, Inc. Announces that Robert M. Sinnott
Will Succeed Harry J. White, Jr. as Chief Financial Officer

DALLAS — (BUSINESS WIRE) — February 4, 2008 -- Silverleaf Resorts, Inc. (Nasdaq: SVLF) today announced that effective February 4, 2008, the board of directors of Silverleaf Resorts, Inc. has elected Robert M. Sinnott as Silverleaf’s Chief Financial Officer.  Mr. Sinnott succeeds Harry J. White, Jr., who has served as Chief Financial Officer since June 1998.  Mr. White will remain with the company as Chief Accounting Officer through May 8, 2008, the annual shareholder meeting date.  After that date, Mr. White has announced his plans to retire as an officer and full time employee of Silverleaf; however, he will continue to remain involved with the company in a consulting capacity.

Mr. Sinnott, who is a CPA, previously held the position of Director of Finance for Silverleaf Resorts from 1998 to 2003.  Since 2003, he has served as Vice President of Finance for Ashford Hospitality Trust, Inc., a Dallas based publicly held owner of various hotels with revenues of over $1.5 billion.

Robert Mead, Chairman and Chief Executive Officer of Silverleaf Resorts, Inc. commented, “We look forward to Bob Sinnott returning to Silverleaf as our Chief Financial Officer.  On behalf of our board of directors and management, we commend Harry White for his ten years of dedicated service and numerous contributions to Silverleaf and are pleased that he will continue his association with the Company in his new position.”

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218